Exhibit 15.2

April 28, 2023

Lion Group Holding Ltd.

3 Phillip Street, #15-04
Royal Group Building
Singapore 048693

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Part I — Risks Associated with Having Part of the Company’s Operations in China”, “Part I — Limitation on Oversea Listing and Share Issuances” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in Jurisdictions We Operate” in Lion Group Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP

JunHe LLP